Exhibit 4.1.9

AMENDMENT NO. 9

dated as of November 30, 2022

to

Trust Indenture

of SPDR® GOLD TRUST

dated as of November 12, 2004

This Amendment (this “Amendment”), dated as of November 30, 2022, is to the Trust Indenture (the “Trust Indenture”) of the SPDR® GOLD TRUST (the “Trust”), dated as of November 12, 2004, and as amended from time to time, between World Gold Trust Services, LLC, as the sponsor of the Trust (the “Sponsor”), and The Bank of New York Mellon, as the trustee of the Trust (the “Trustee”).

WHEREAS, pursuant to Section 3.02(b) of the Trust Indenture, the Sponsor has directed the Trustee to employ JPMorgan Chase Bank, N.A. as an Additional Custodian of the Trust’s Gold;

WHEREAS, the Sponsor and the Trustee wish to amend the Trust Indenture to provide that, (i) when a Participant is depositing Gold with or receiving Gold from JPMorgan Chase Bank, N.A. in its capacity as a Custodian in connection with the creation or redemption of Baskets, the Participant Unallocated Account used by the Participant for such deposits or receptions is required to be maintained with a gold clearing bank which is a member of London Precious Metals Clearing Limited and (ii) where there is more than one Custodian with whom Participants may deposit Gold with or receive Gold from in connection with the creation or redemption of Baskets, the Sponsor shall identify to the Participants, the Trustee and the applicable Custodians which Custodian Participants shall deposit Gold with or receive Gold from in connection with the creation or redemption of Baskets;

WHEREAS, Section 10.01 of the Trust Indenture provides, in pertinent part, that the Sponsor and the Trustee may amend the Trust Indenture “to cure any ambiguity or to correct or supplement any provision hereof which may be defective or inconsistent or to make such other provisions in regard to matters or questions arising hereunder as will not materially adversely affect the interests of Beneficial Owners as determined in good faith by the Sponsor”; and

WHEREAS, all conditions and requirements necessary to make this Amendment a valid instrument that is legally binding on the parties hereto and on the Beneficial Owners, including the determination by the Sponsor in good faith that the amendments proposed herein will not materially adversely affect the interests of the Beneficial Owners, have been satisfied.

NOW, THEREFORE, the Sponsor and the Trustee agree as follows:

1. (a) The definition of “Participant’s Custodian” set forth in Article I of the Trust Indenture is hereby amended to read in its entirety as follows:

Participant’s Custodian

Shall mean (i), where the Participant Unallocated Account is required to be maintained with HSBC Bank Plc or its successors in its capacity as a Custodian pursuant to a Participant Agreement, HSBC Bank Plc or its successors or (ii), where the Participant Unallocated Account is required to be maintained with a gold clearing bank or its successors which is a member of London Precious Metals Clearing Limited or its successors pursuant to a Participant Agreement, such gold clearing bank or its successors.

(b) The following new Section 2.03(i) is hereby added to the Trust Indenture:

(i) If there is more than one Custodian with whom Participants may deposit the Creation Basket Gold Deposit Amount in connection with the creation and issuance of Baskets, the Sponsor shall, from time to time, identify to the Participants, the Trustee and the applicable Custodians which Custodian or Custodians the Creation Basket Gold Deposit Amount shall be deposited with. Such identification may be carried out by the Sponsor instructing the Trustee from time to time to indicate through the Trustee’s electronic ordering system which Custodian or Custodians the Creation Basket Gold Deposit Amount shall be deposited with.

(c) The following new Section 3.02(h) is hereby added to the Trust Indenture:

(h) Notwithstanding anything to the contrary in this Agreement, if the Trust has more than one Trust Allocated Account with one or more Custodians, the Sponsor shall be responsible for monitoring the balances in such Trust Allocated Accounts. To the extent that the Sponsor determines that the Gold held in any Trust Allocated Account with a Custodian should be transferred to one or more other Trust Allocated Accounts with such or another Custodian, the Sponsor shall instruct the Trustee to effect the transfer in accordance with the relevant Custody Agreements, to the extent permitted thereunder, and the Trustee will instruct the relevant Custodians to effect such transfer in accordance with the relevant Custody Agreements.

If the Trust has more than one Trust Allocated Account with one or more Custodians, the Trustee has no duty or obligation to monitor the balances of any Trust Allocated Account for the purpose of determining whether any transfer of Gold should be made among any such Trust Allocated Accounts. The Trustee has no responsibility or liability for any determination of, or instruction by, the Sponsor to transfer Gold among any of the Trust Allocated Accounts with one or more Custodians or the direct or indirect consequences of any such determination or instruction, including any loss resulting from any such determination or instruction or from the failure of the Sponsor to provide instruction. In the absence of any instruction from the Sponsor to the Trustee to effect a transfer of Gold among any of the Trust Allocated Accounts with one or more Custodians, the Trustee shall have no authority to issue any such transfer instruction to any such Custodian.

(d) The second sentence of Section 5.02(c) is hereby amended to read in its entirety as follows:

In general, such distribution shall consist of (A) credit to a Participant Unallocated Account of the redeeming Participant of the amount of Gold representing the fractional undivided interest in the Gold held by the Trust evidenced by the Redemption Baskets subject to the redeeming Participant’s Redemption Order plus or minus (B) a cash amount (the “Cash Redemption Amount”).

(e) The following new Section 5.02(g) is hereby added to the Trust Indenture:

(g) If there is more than one Custodian from whom Participants may receive Gold included in a Redemption Distribution in connection with the redemption of Baskets, the Sponsor shall, from time to time, identify to the Participants, the Trustee and the applicable Custodians which Custodian or Custodians from whom Participants shall receive Gold included in a Redemption Distribution. Such identification may be carried out by the Sponsor instructing the Trustee from time to time to indicate through the Trustee’s electronic ordering system which Custodian or Custodians from whom Participants shall receive Gold included in a Redemption Distribution.

2. Except as modified by this Amendment, the Trust Indenture shall remain unmodified and in full force and effect.

3. Written notice of this Amendment, in the form annexed hereto, shall be distributed as provided in Section 10.01(b) of the Trust Indenture.

4. Capitalized terms used but not defined in this Amendment shall have the meanings assigned to such terms in the Trust Indenture.

5. This Amendment may be executed in any number of counterparts, each of which when executed and delivered shall be deemed an original, but together shall constitute one and the same amendment.

6. This Amendment shall be effective as of December 6, 2022.

[Signature Page Follows]

IN WITNESS WHEREOF, the Sponsor and the Trustee have duly executed and delivered this Amendment as of the date first above written.

WORLD GOLD TRUST SERVICES, LLC, as Sponsor

By:	/s/ Joseph R. Cavatoni
Name:	Joseph R. Cavatoni
Title:	Principal Executive Officer

THE BANK OF NEW YORK MELLON, as Trustee

By:/s/ Michael Spates
Name: Michael Spates
Title: Vice President

[Signature Page to Amendment No. 9 to

Trust Indenture of SPDR® GOLD TRUST]